FOR IMMEDIATE RELEASE




                    TANDYCRAFTS, INC. CHIEF EXECUTIVE RESIGNS


Fort Worth, Texas. April 18, 1996 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today that Jerry L. Roy has resigned as Chief Executive Officer of the Company effective immediately. Michael J. Walsh who has been employed at Tandycrafts for 15 years and has been the Chief Financial Officer since 1992 has been named by the Board to serve as Acting Chief Executive Officer.

     Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Discount Office Supplies. Its Specialty Manufacturing segment is comprised of two manufacturing divisions:
Frames and Framed Art and Tandy Wholesale International ("TWI").





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